                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c), AND (d) AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 7)(1)



                                  SAFEWAY INC.
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)



                                   786514-20-8
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)



--------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   786514-20-8                13G             PAGE   2   OF  11   PAGES
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          KKR ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          NEW YORK
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    31,937,133
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   31,937,133
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,937,133
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.   786514-20-8                13G             PAGE   3   OF  11   PAGES
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          RFM ACQUISITION L.L.C.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    8,027,964
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   8,027,964
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,027,964
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          OO
          ---------------------------------------------------------------------

CUSIP NO.   786514-20-8                13G             PAGE   4   OF  11   PAGES
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          KKR 1996 FUND L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     8,027,964
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               8,027,964
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,027,964
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.   786514-20-8                13G             PAGE   5   OF  11   PAGES
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          KKR ASSOCIATES 1996, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     8,027,964
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               8,027,964
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,027,964
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.   786514-20-8                13G             PAGE   6   OF  11   PAGES
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          KKR 1996 GP L.L.C.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     8,027,964
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               8,027,964
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,027,964
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          OO
          ---------------------------------------------------------------------

ITEM 1.

(a)      NAME OF ISSUER:

                  Safeway Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5918 Stoneridge Mall Road
                  Pleasanton, California 94588

ITEM 2.

(a)      NAME OF PERSON FILING:

                  KKR Associates, L.P.
                  RFM Acquisition L.L.C.
                  KKR 1996 Fund L.P.
                  KKR Associates 1996, L.P.
                  KKR 1996 GP L.L.C.

(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  9 West 57th Street
                  New York, New York 10019

(c)      CITIZENSHIP:

                  See Item 2(c) of each cover page.

(d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

(e)      CUSIP NUMBER:

                  786514-20-8

ITEM 3.  Not applicable

ITEM 4.  OWNERSHIP

(a)      AMOUNT BENEFICIALLY OWNED:

         As of December 31, 1999, KKR Associates, L.P., a New York limited partnership, was the record owner of 31,937,133 shares of common stock of


                               Page 7 of 11 pages

         Safeway Inc. and RFM Acquisition L.L.C. was the record owner of 8,027,964 shares of common stock of Safeway Inc., and each has sole voting and dispositive power with respect to the shares which it holds of record. As the senior member of RFM Acquisition L.L.C., KKR 1996 Fund L.P. may be deemed to be the beneficial owner of the shares of common stock held by RFM Acquisition L.L.C. As the general partner with voting and investment control of KKR 1996 Fund L.P., KKR Associates 1996, L.P. may be deemed to be the beneficial owner of the shares of common stock held by RFM Acquisition L.L.C. As the sole general partner of KKR Associates 1996, L.P., KKR 1996 GP L.L.C. also may be deemed to be the beneficial owner of the shares of common stock held by RFM Acquisition L.L.C. Messrs. Henry R. Kravis, George
         R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Scott M. Stuart and Edward A. Gilhuly are the general partners of KKR Associates, L.P. and members of KKR 1996 GP L.L.C., and Messrs.
         Kravis and Roberts are also the members of the Executive Committee of KKR Associates, L.P., and in such capacity may be deemed to share beneficial ownership of any shares of common stock of Safeway Inc. that KKR Associates, L.P. and KKR 1996 GP L.L.C. may beneficially own or be deemed to beneficially own, but disclaim any such beneficial ownership.

(b)      PERCENT OF CLASS:

         See Item 11 of each cover page.

(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)      Sole power to vote or direct the vote:

                           See Item 5 of each cover page.

         (ii)     Shared power to vote or to direct the vote:

                           See Item 6 of each cover page.

         (iii)    Sole power to dispose or to direct the disposition of:

                           See Item 7 of each cover page.

         (iv)     Shared power to dispose or to direct the disposition of:

                           See Item 8 of each cover page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.



                               Page 8 of 11 Pages.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         See Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.




                               Page 9 of 11 Pages.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

                                          KKR ASSOCIATES, L.P.

                                          By: /s/ William Janetschek
                                              ---------------------------------
                                                  Name:  William Janetschek
                                                  Title: Attorney-in-fact for
                                                  James H. Greene, Jr.,
                                                  general partner


                                          RFM ACQUISITION L.L.C.


                                          By: /s/ William Janetschek
                                              ---------------------------------
                                                  Name: William Janetschek
                                                  Title: Attorney-in-fact for
                                                  James H. Greene,
                                                  Jr., President


                                          KKR 1996 FUND L.P.
                                          By: KKR Associates 1996, L.P.,
                                              general partner
                                          By: KKR 1996 GP L.L.C.,
                                              general partner


                                          By: /s/ William Janetschek
                                              ---------------------------------
                                                  Name:  William Janetschek
                                                  Title: Attorney-in-fact for
                                                  James H. Greene, Jr.


                                          KKR ASSOCIATES 1996, L.P.
                                          By: KKR 1996 GP L.L.C.,
                                              general partner

                                          By: /s/ William Janetschek
                                              ---------------------------------
                                                  Name:  William Janetschek
                                                  Title: Attorney-in-fact
                                                  for James H. Greene, Jr.


                                          KKR 1996 GP L.L.C.


                                          By: /s/ William Janetschek
                                              ---------------------------------
                                                  Name:  William Janetschek
                                                  Title: Attorney-in-fact
                                                  for James H. Greene, Jr.


                              Page 10 of 11 Pages.

                                  EXHIBIT INDEX


Exhibit 1   -  Joint Filing Agreement

Exhibit 24 -   Power of Attorney








                              Page 11 of 11 Pages.